Exhibit 99.1


     Albertson's, Inc. Raises First Quarter 2002 Earnings Per Share Guidance Turnaround Ahead Of Schedule And Restructuring Proceeding Better Than Expected
     Q1 EPS From Continuing Operations, Before Restructuring And Other Items
                          Forecast 15% to 21% Increase


         BOISE, Idaho, May 21, 2002 - Albertson's, Inc. (NYSE: ABS) announced today that its turnaround is gaining momentum faster than expected and that first quarter 2002 earnings from continuing operations, excluding goodwill amortization and before restructuring/other items, would be better than both Company guidance and analysts' consensus.
         Larry Johnston, chairman and chief executive officer, said, "We are extremely pleased with the progress of our turnaround at Albertson's. Both our marketing and expense reduction programs are solidly on track, and delivering stronger than expected results. Consequently, we are now expecting earnings from continuing operations excluding goodwill amortization and before restructuring/other items, to deliver between $0.55 and $0.58 cents per diluted share...up 15% to 21% versus first quarter 2001."
         The Company had previously provided guidance of $0.50 per diluted share ($0.53 excluding goodwill amortization) up over 8% before restructuring/other items.
         Albertson's also confirmed that execution of its major restructuring programs was proceeding better than expected, and it expects to record a lower one-time charge in the quarter than previously announced to cover the costs of exiting several unprofitable markets. In addition, the Company confirmed that the restructuring is expected to generate stronger net positive pre-tax cash flow than previously announced.
         Albertson's preliminary revenues from continuing operations for the first quarter totaled $8.9 billion. Comparable store sales on a continuing operations basis increased 1.4% while identical store sales on the same basis increased 0.8%.
         Sales and earnings results for the Company's first quarter ended May 2, 2002, will be released before the New York Stock Exchange opens on June 5, 2002.

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Page 2 - First Quarter 2002


         Albertson's is one of the world's largest food and drug retailers with annual revenues of approximately $38 billion. Based in Boise, Idaho, the Company employs more than 200,000 associates and operates approximately 2,300 retail stores in 33 states under banners including Albertson's, Albertson's-Osco, Albertson's-Sav-on, Jewel-Osco, Acme, Sav-on Drugs, Osco Drug, Max Foods and Super Saver.

         From time to time, information provided by the Company, including written or oral statements made by its representatives, may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as integration of the operations of acquired or merged companies, expansion and growth of the Company's business, future capital expenditures and the Company's business strategy, contain forward-looking information. In reviewing such information it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information. This forward-looking information is based on various factors and was derived using various assumptions. Many of these factors have previously been identified in filings or statements made by or on behalf of the Company.
         Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in the general economy, changes in interest rates, changes in consumer spending, actions taken by competitors, particularly those intended to improve their market share, and other factors affecting the Company's business in or beyond the Company's control. These factors include changes in the rate of inflation, changes in state or federal legislation or regulation, adverse determinations with respect to litigation or other claims (including environmental matters), labor negotiations, the cost and stability of energy sources, the Company's ability to recruit, retain and develop employees, its ability to develop new stores or complete remodels as rapidly as planned, its ability to implement new technology successfully, stability of product costs, the Company's ability to integrate the operations of acquired or merged companies, the Company's ability to execute its restructuring plans, and the Company's ability to achieve its five strategic imperatives.
         Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

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For further information, please contact:

News Media                                           Investor Relations

Ertharin Cousin, 1-208-395-6355                Renee Bergquist, 1-208-395-6622